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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 52 (File No. 2-73948) under the Securities Act of 1933 and Post-Effective Amendment No. 53 (File No. 811-3258) under the Securities Act of 1940 to the Registration Statement on Form N-1A of the DFA Investment Dimensions Group Inc. of our reports for U.S. Large Company Portfolio, Enhanced U.S. Large Company Portfolio, U.S. Large Cap Value Portfolio, U.S. 6-10 Value Portfolio, U.S. 6-10 Small Company Portfolio, U.S. 9-10 Small Company Portfolio, DFA DFA Real Estate Securities Portfolio, Large Cap International Portfolio, DFA International Value Portfolio, International Small Company Portfolio, Japanese Small Company Portfolio, Pacific Rim Small Company Portfolio, United Kingdom Small Company Portfolio, Continental Small Company Portfolio, DFA International Small Cap Value Portfolio, Emerging Markets Portfolio, Emerging Markets Value Portfolio, Emerging Markets Small Cap Portfolio, DFA One-Year Fixed Income Portfolio, DFA Two-Year Global Fixed Income Portfolio, DFA Five-Year Government Portfolio, DFA Five-Year Global Fixed Income Portfolio, DFA Intermediate Government Fixed Income Portfolio, collectively, the Portfolios, dated January 15, 1999 on our audits of the financial statements and financial highlights of the Portfolios of the DFA Investment Dimensions Group, Inc., the DFA Investment Trust Company and Dimensional Emerging Markets Fund, Inc. as of November 30, 1998 and for the respective periods then ended, which reports are included in the Annual Reports to Shareholders.

We also consent to the reference to our firm under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania

March 23, 1999